                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 Timeline, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   887336105
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                                 (CUSIP Number)

                               December 31, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 887336105                   13G                     PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Silaro, Inc. f/k/a Oralis.com, Inc.
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        Delaware
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    Number of
                           5       Sole Voting Power

     Shares                        0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        0
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        0.0%
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 12     Type of Reporting Person (See Instructions)

        CO
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CUSIP NO. 887336105                                           PAGE 3 OF 5 PAGES
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ITEM 1(a)         NAME OF ISSUER: Timeline, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 3055 112th Avenue NE, Suite 106, Bellevue, Washington 98004

ITEM 2(a)         NAME OF PERSON FILING: Silaro, Inc. f/k/a Oralis.com, Inc.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
729 North 77th Street, Seattle, Washington 98103, Attn: Pierre Gallant

ITEM 2(c)         CITIZENSHIP: Delaware

ITEM 2(d)         TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(e)         CUSIP NUMBER: 887336105

ITEM 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)      [__]     Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

(b)      [__]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)      [__]     Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

(d)      [__]     Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [__]     An investment advisor in accordance with
                  (S)240.13d-1(b)(1)(ii)(E);

(f)      [__]     An employee benefit plan or endowment fund in accordance with
                  (S)240.13d-1(b)(1)(ii)(F);

(g)      [__]     A parent holding company or control person in accordance with
                  (S)240.13d-1(b)(1)(ii)(G);

(h)      [__]     A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [__]     A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [__]     Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned: 0

(b)      Percent of class:  0


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CUSIP NO. 887336105                                           PAGE 4 OF 5 PAGES
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(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote:  0

         (ii)     Shared power to vote or to direct the vote:  0

         (iii)    Sole power to dispose or to direct the disposition of:  0

         (iv)     Shared power to dispose or to direct the disposition of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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CUSIP NO. 887336105                                           PAGE 5 OF 5 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 23, 2002

                                           Silaro, Inc.


                                           By:  /s/ Pierre S. Gallant
                                                --------------------------------
                                                Pierre S. Gallant, President